Exhibit 99.8

AMENDMENT NO. 2
CHANGE IN LICENSED SPACE

This Amendment No. 2, dated May 13, 2002, is between University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State Grinter Hall, Gainesville, FL 32611-2037 ("UFRF"), and OraGenics, Inc. organized under the laws of Florida, and having its principle office at 12085 Research Drive, Alachua, Florida 32615 ("OraGen").

WITNESSETH

WHEREAS, UFRF and OraGenics entered into an Incubator License at the Sid Martin Biotechnology Development Institute (BDI) in Alachua, and

WHEREAS, OraGenics began a fourth year at the BDI effective March 15, 2002, and

WHEREAS OraGenics desires a change in licensed space effective June 1, 2002;

NOW, THEREFORE in consideration of the premises and the parties agree as follows:

1.   The option selected (ILA, Section 4) for satisfaction of the Supplementary License Fee (Cash) shall be increased to $10/sq. ft./yr. effective with the start of OraGenics's fourth Year, March 15, 2002.

2.   Beginning June 1st, 2002, ("Effective Date") and for the balance of the fourth year of Oragenics's Incubator License Agreement, OraGen shall license lab space 168, (vacating lab 141).

3.   Beginning June 16th, 2002 ("Effective Date") and for the balance of the fourth year of Oragenics's Incubator License Agreement, OraGen shall license entrepreneurial office 118.

Lab/Office 168, which is 951 sq. ft.
Entrepreneurial Office 118, which is 199 sq. ft.

Monthly Cash License Fee @ $10/sq. ft,/yr. + 7% Florida Sales Tax is $1,025.42.

4.   The cash license fee, plus 7% Florida sales tax, shall he payable in advance, on or before the first day of each payments are due prior to the effective date for rise of the new falls after the first of any Month, Licensee may elect to accure the obligation and have it included in the following month's invoice.

5.   The supplementary license fee shall be recalculated to reflect the new square footage agreed to in this amendment. The Supplementary License Fee (Cash) @ $10/sq.ft./yr. + 7% Florida Sales Tax is $1025.42.

6.   Attachment A, "Licensed Space," to the ILA is amended in its entirety as attached hereto.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this agreement as of the day and the year first set forth above.

University of Florida Research Foundation                                                                   OraGenics, Inc.

/s/ David Day     7-3-02                                                                                                      /s/ Mento A. Soponis    7-9-02
David Day         Date                                                                                                         Mento A. Soponis         Date
Director of Technology                                                                                                       Chief Executive Officer

ATTACHMENT A

LICENSED SPACE

1.   Address:               12085 Research Drive
                                  Alachua, Fl 32615

2. Licensed Space:     Lab/Office 169 (951 sq. ft.)
                                  Entrepreneurial Office 118 (199 sq. ft,)

3. Furnishings:

In lab/office 168:

1 - biological hood
1 - chemical fume hood
1 - computer desk
1 - desk chair
1 - bookcase
1 - file cabinet

Entrepreneurial Office 118:

1 - desk
1 - desk chair
1 - bookcase
1 - file cabinet